Exhibit 99.1

Boeing Announces Board and Management Changes
–Dave Calhoun announces intent to step down as CEO at the end of 2024; Calhoun will continue to lead Boeing through year-end
–Independent Board Chair Larry Kellner announces his decision not to stand for re-election at annual meeting; Steve Mollenkopf appointed new chair
–Stan Deal to retire; Stephanie Pope named Commercial Airplanes CEO

ARLINGTON, Va., March 25, 2024 — Boeing [NYSE: BA] President and CEO Dave Calhoun today announced his decision to step down as CEO at the end of 2024, and he will continue to lead Boeing through the year to complete the critical work underway to stabilize and position the company for the future.

Board Chair Larry Kellner has informed the board that he does not intend to stand for re-election at the upcoming Annual Shareholder meeting. The board has elected Steve Mollenkopf to succeed Kellner as independent board chair. In this role, Mollenkopf will lead the board’s process of selecting Boeing’s next CEO.

In addition to these changes, Stan Deal, Boeing Commercial Airplanes President and CEO, will retire from the company and Stephanie Pope has been appointed to lead BCA, effective today.

“It has been the greatest privilege of my life to serve Boeing,” said Calhoun in a letter to employees. “The eyes of the world are on us, and I know that we will come through this moment a better company. We will remain squarely focused on completing the work we have done together to return our company to stability after the extraordinary challenges of the past five years, with safety and quality at the forefront of everything that we do.”

Read Calhoun’s letter to employees, here.

Kellner has served on the Boeing Board for 13 years and served as its chair since late 2019. As chair, he oversaw the establishment of a new board aerospace safety committee, and during his tenure led the recruitment of seven new independent directors, bringing deep engineering, safety, manufacturing and aerospace expertise to Boeing’s board.

“Boeing plays an essential role in our world, and serving this company, and our people, has been a true honor,” said Kellner. “After over a decade on the board and several years as its chair, I have been considering the right time for a transition of leadership on our board, and have been discussing that subject with Dave and the board in conjunction with Dave’s own planning about his succession timeframe. I want to thank Dave for his tremendous leadership of our company, and I know he will finish the job this year that he started in 2020 to position Boeing, and our employees, for a stronger future. With Dave’s decision to step down as CEO at the end of this year, now is the right time for a transition to my successor. Steve is the ideal next leader to take on the role of board chair, and it is important that the CEO selection process be led by a new chair who will stay at the helm as a partner to the new CEO. With a strong board, an excellent management team and 170,000 dedicated Boeing employees, I am fully confident in our company’s future.”

Mollenkopf has served on the board of directors since 2020. He was previously CEO of Qualcomm. He has bachelor’s and master’s degrees in electrical engineering.

“I am honored and humbled to step into this new role,” said Mollenkopf. “I am fully confident in this company and its leadership – and together we are committed to taking the right actions to strengthen safety and quality, and to meet the needs of our customers. I also want to thank both Larry and Dave for their exceptional stewardship of Boeing during a challenging and consequential time for Boeing and the aerospace industry.”

Pope has been serving as chief operating officer of Boeing since January of this year. Previously, she was president and chief executive officer of Boeing Global Services, where she was responsible for leading the company's aerospace services for commercial, government and aviation industry customers worldwide. Prior, she was chief financial officer of Boeing Commercial Airplanes, and has held positions in every Boeing business unit. She begins her role as President and CEO of Commercial Airplanes immediately.

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As a leading global aerospace company, Boeing develops, manufactures and services commercial airplanes, defense products and space systems for customers in more than 150 countries. As a top U.S. exporter, the company leverages the talents of a global supplier base to advance economic opportunity, sustainability and community impact. Boeing's diverse team is committed to innovating for the future, leading with sustainability, and cultivating a culture based on the company's core values of safety, quality and integrity. Join our team and find your purpose at boeing.com/careers.

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